Limited Power of Attorney

I, Susan Desmond-Hellmann with a business address of University of California, San Francisco, 513 Parnassus Avenue, S126, San Francisco, CA 94143, hereby grant this Power of Attorney to each of the following persons:
Ellen M. Kothman, Valerie Obermeyer, Jamie M. Herald, Susan S. Felder,
Eric J. Wunsch, Jason P. Muncy, and Kenneth L. Blackburn; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in
The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: complete, sign, and submit all documents required by the Securities and Exchange Commission
(the ?Commission?) under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. ? 78p(a)) and all rules promulgated by the Commission under and in enforcement of that sub-section.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.


Date: December 14, 2010               /s/ Susan Desmond-Hellmann
                                          Susan Desmond-Hellmann



Witness: /s/ Donn Brookes 	Witness: /s/ John P. Rail


STATE OF OHIO	        )
			) ss:
COUNTY OF HAMILTON	)

On December 14, 2010 before me personally appeared Susan Desmond-Hellmann, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he/she executed the same.


/s/ Kathy Donoghue
    Notary Public